EXHIBIT 5.1

Lorin A. Rosen, Esq. Admitted in NY Managing Attorney

October 31, 2013

Board of Directors
Writers’ Group Film Corp.
8200 Wilshire Blvd., #200
Beverly Hills, CA 90211

Re:	Writers’ Group Film Corp. Registration Statement on Form S-1

Dear Mr. Eric Mitchell:

Writers’ Group Film Corp. (the “Company”) has requested that I render the opinion set forth in this letter in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the issuance of up to 3,000,000,000 shares of common stock, par value $0.00001 per share (the “Shares”) of the Company to be issued in accordance with the terms and conditions of the Investment Agreement dated as of August 22, 2013 (the “Investment Agreement”) described in the Registration Statement.

In rendering this opinion, I have examined and relied upon copies of such documents and instruments that I have deemed necessary for the expression of the opinions contained herein, including the Registration Statement, the Investment Agreement, the Company’s Certificate of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate. I have also examined and relied upon certificates of public officials. In my examination of these documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, I am of the opinion that the Shares, when issued and paid for in accordance with the provisions of the Investment Agreement and as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company and to the reference to my firm in the related prospectus. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Lorin A. Rosen

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